EXHIBIT 99.1

        TUMBLEWEED COMMUNICATIONS CORP. TO ACQUIRE WORLDTALK CORPORATION
           Strategic acquisition to solidify business messaging market leadership for Tumbleweed

REDWOOD CITY AND SANTA CLARA, CA - NOVEMBER 18, 1999 - Tumbleweed Communications Corp. (NASDAQ: TMWD), a leader in e-business communication services, and Worldtalk Corporation, (NASDAQ: WTLK), today jointly announced Tumbleweed has entered into a definitive agreement to acquire Worldtalk. The acquisition is expected to extend Tumbleweed's lead in secure messaging, one of the fastest growing segments of the messaging market. With the addition of Worldtalk, Tumbleweed is poised to become a leader in e-mail content filtering, another rapidly growing sector in messaging. Worldtalk, which introduced its first e-mail content filtering solution in 1997, has grown its 1999 year-to-date revenue for this product family more than 180% over the same period in 1998, from $1.7 million to $4.9 million.

Worldtalk brings to Tumbleweed more than 400 customers, including Chevron, Nike, Time Warner, U.S. Dept. of Energy, Blue Cross, Glaxo-Wellcome and GE Capital. Worldtalk's technologies will enhance Tumbleweed's Integrated Messaging Exchange(TM) (IME(TM)), the infrastructure companies use for both business to business and business to consumer online communications. When combined with Worldtalk's WorldSecure e-mail content filtering products, IME enables customers to centrally define and enforce policies that drive new traffic across IME. For example, United Parcel Service, a Tumbleweed customer, has already announced integration of its secure delivery product, Document Exchange(TM), with Worldtalk's WorldSecure products.

Upon the completion of the transaction, Worldtalk will become a wholly owned subsidiary of Tumbleweed. Under the terms of the agreement, Worldtalk shareholders will receive a fixed exchange ratio of 0.26 Tumbleweed common shares for each share of Worldtalk common stock.

The transaction, which is expected to close in the first quarter of 2000, is intended to be tax free to Worldtalk shareholders and to be accounted for as a "pooling of interests." The boards of directors of both companies have unanimously approved the transaction. In addition, Worldtalk has agreed to grant Tumbleweed an option to purchase up to 19.9% of its outstanding common shares, and certain Worldtalk and Tumbleweed shareholders have agreed to grant their irrevocable proxy to vote in favor of the transaction. The completion of the transaction is subject to customary regulatory approvals and the approval of Worldtalk and Tumbleweed shareholders.

"We're delighted to add Worldtalk's highly talented staff and extensive customer base who are committed to business messaging to Tumbleweed. The WorldSecure product family, a set of e-mail content filtering technologies, has nearly doubled its revenue contribution year over year," said Jeffrey

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C.  Smith,  president  and CEO,  Tumbleweed  Communications  Corp.  "Worldtalk's
customers in financial services, health care, insurance and law firms will accelerate Tumbleweed's expansion into these strategic markets and create an opportunity to increase business-critical messaging traffic over IME systems. We expect the assets Worldtalk brings to the table will have a significant impact on our business, bringing value to our customers and shareholders alike."

"Tumbleweed has the right vision for online communications and has built the industry's best infrastructure to capitalize on that vision. We are delighted to combine the strengths of our product offering and business strategy with Tumbleweed's strong business fundamentals and track record of execution, " said James Heisch, Worldtalk acting president and CFO.

ABOUT TUMBLEWEED COMMUNICATIONS CORP.

Tumbleweed Communications Corp. is a leading provider of online communication solutions for e-businesses worldwide. Tumbleweed Integrated Messaging Exchange
(IME) is a comprehensive set of products and services that enables businesses to combine the power of e-mail and the web to establish a secure online channel with their customers and partners. We deliver a complete infrastructure for business communications, including a platform that leverages existing company systems, applications optimized for specific vertical markets and common business processes, and an extensive development toolkit for building customized online services. Tumbleweed IME is a scalable, feature rich communication solution, and serves as the foundation for online business services offered by customers like Chase Manhattan Bank, Datek Online, United Parcel Service, Pitney Bowes, and the United States Postal Service.

ABOUT WORLDTALK CORPORATION

Worldtalk Corporation is a leading provider of security and usage management software solutions for e-mail and Web communications. The company's WorldSecure policy management platform complements existing firewalls by enabling organizations to enforce usage policies for all Internet e-mail and Web communications. Worldtalk delivered the industry's first integrated solution for managing and enforcing e-mail security policies in September 1997. Since then, organizations have purchased WorldSecure solutions to ensure confidentiality of their external e-mail communications, protect their intellectual property, prevent Spams and viruses, and reduce the legal liabilities associated with Internet communications. Worldtalk products include WorldSecure/Web and the award-winning WorldSecure/Mail (previously known as WorldSecure Server), which are marketed and sold worldwide by Worldtalk, Value Added Resellers (VARs) and distributors. For more information, please visit us at http://www.worldtalk.com.

                                      # # #

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the consummation of the acquisition and, if consummated, its potential benefits and effects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. For further cautions about the risks of investing in Tumbleweed or Worldtalk, we refer you to the documents Tumbleweed and Worldtalk file from time to time with the Securities and Exchange Commission, particularly the Tumbleweed prospectus dated August 5, 1999, each company's 10-Q filed November 15, 1999, and the registration statement relating to the acquisition to be filed



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subsequently.  In this regard,  investors are cautioned that the acquisition may not be consummated on the terms proposed or at all, and, if consummated, the combined companies will be subject to numerous risks and uncertainties. We assume no obligation to update information contained in this press release.

Tumbleweed is a registered trademark and Integrated Messaging Exchange and IME are trademarks of Tumbleweed Communications Corp.

FOR MORE INFORMATION:

Lisa Poulson
Tumbleweed Communications
650-216-2020
lisap@tumbleweed.com

Heather Clark
Worldtalk Corporation
408-567-5029
heather.clark@worldtalk.com


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